Exhibit 5.2

Execution Version

August 21, 2023

Fiserv, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $700,000,000 aggregate principal amount of the 5.375% Senior Notes due 2028 (the “2028 Notes”) and $1,300,000,000 aggregate principal amount of the 5.625% Senior Notes due 2033 (the “2033 Notes” and, together with the 2028 Notes, the “Securities”) of Fiserv, Inc., a Wisconsin corporation (the “Company”), I, as SVP, General Counsel and Secretary of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is my opinion that, (a) based solely on a Certificate of Status of the Wisconsin Department of Financial Institutions, the Company is a corporation validly existing under the laws of the State of Wisconsin, (b) the Securities have been duly authorized by all proper and necessary corporate action in respect of the Company and have been duly executed and delivered by the Company, and (c) the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, I am expressing no opinion as to Federal or state laws relating to fraudulent transfers and I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the laws of the State of Wisconsin and I am expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of the laws of the State of New York, I note that you have received an opinion, dated August 21, 2023 of Sullivan & Cromwell LLP, the Company’s outside counsel.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which I have not independently verified.

Fiserv, Inc.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading “Validity of the Notes” in the Prospectus Supplement relating to the Securities, dated August 14, 2023. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Eric Nelson